                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              Grand Casinos, Inc.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                     [LOGO]

                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 9, 1997

TO THE SHAREHOLDERS OF GRAND CASINOS, INC.:

     Please take notice that the Annual Meeting of Shareholders of Grand Casinos, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota on May 9, 1997, at 3:00 p.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect eight directors.

     2. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on March 10, 1997, will be entitled to vote at the meeting or any adjournments thereof.

A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          GRAND CASINOS, INC.

                                          Timothy J. Cope,
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary

April 2, 1997

                              GRAND CASINOS, INC.
                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                                PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 9, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Grand Casinos, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held May 9, 1997. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was April 2, 1997. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on March 10, 1997 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     The Company has outstanding one class of voting securities, Common Stock, $0.01 par value, of which 41,850,886 shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth as of the Record Date certain information regarding the beneficial ownership of shares of Common Stock by each director of the Company, each nominee for director, each of the executive officers listed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                             PERCENT OF
                      BENEFICIAL OWNER                         NUMBER          CLASS
                      ----------------                         ------        ----------
Lyle Berman(1)..............................................  4,266,548(2)      10.2
Stanley M. Taube............................................  1,217,289(3)       2.9
Neil I. Sell, as sole trustee of four irrevocable trusts for
  the benefit of Lyle Berman's children.....................  1,242,000(4)       3.0
Neil I. Sell................................................     49,798(5)         *
Thomas J. Brosig............................................    536,340(6)       1.3
Joseph Galvin...............................................     31,800(7)         *
Timothy J. Cope.............................................     24,000(8)         *
Ronald Kramer...............................................      9,447(9)         *
Morris Goldfarb.............................................     63,003(10)        *
David L. Rogers.............................................     74,201(11)        *
Joel N. Waller..............................................     46,555(12)        *
Patrick R. Cruzen...........................................    165,000(13)        *
Mellon Bank Corporation.....................................  2,288,000(14)      5.5
One Mellon Bank Center Pittsburgh, Pennsylvania 15258
All directors and executive officers as a group on the
  Record Date (ten persons).................................  7,560,981(15)      7.9

-------------------------
  *  Less than one percent.

 (1) The address of such person is 130 Cheshire Lane, Minnetonka, Minnesota, 55305.

 (2) Includes 200,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 82,500 shares beneficially owned by Mr. Berman's spouse. Also includes 29,115 shares held by Berman Consulting Corporation II, and 16,500 shares held by Berman Consulting Corporation. Both corporations are wholly-owned by Lyle Berman.

 (3) Includes 1,193,289 shares held by S.M. Taube & Co., Inc., a corporation controlled by Stanley M. Taube and 12,000 shares beneficially owned by Mr. Taube's spouse. Mr. Taube disclaims beneficial ownership of shares owned by his spouse. Also includes 12,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (4) Mr. Sell has disclaimed beneficial ownership of such shares.

 (5) Includes 38,400 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (6) Includes 67,350 shares beneficially owned by Mr. Brosig's spouse. Also includes 62,095 shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date.

 (7) Includes 31,800 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (8) Includes 24,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (9) Includes 2,000 shares beneficially owned by a partnership in which the general partner is a corporation wholly owned by Mr. Kramer. Also includes 7,447 shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date.

(10) Includes 1,000 shares beneficially owned by Mr. Goldfarb's spouse and 1,000 shares held by Mr. Goldfarb as custodian under the Uniform Gifts to Minors Act. Also includes 44,897 shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date.

(11) Includes 33,000 shares beneficially owned by Mr. Rogers' spouse, and 39,144 shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date.

(12) Includes 1,368 shares beneficially owned by Mr. Waller's spouse and 38,400 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(13) Represents 165,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(14) Based upon the most recent Schedule 13G filed with the Securities and Exchange Commission. Mellon Bank Corporation has sole voting power with respect to 2,288,000 shares, sole dispositive power as to 124,000 shares, and shared dispositive power as to 2,143,000 shares. Includes shares held in fiduciary capacities and by subsidiaries of Mellon Bank Corporation.

(15) Includes shares held by corporations controlled by such officers and directors and 498,183 shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified. All of the persons listed below are now serving as directors of the Company. All of the persons listed below have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:

     LYLE BERMAN, age 55, has been the Chief Executive Officer and the Chairman of the Board of Directors of the Company since October 1991. Mr. Berman is also a director of G-III Apparel Group Ltd ("G-III"), Innovative Gaming Corporation of America ("IGCA"), New Horizon Kids Quest, Inc. ("Kids Quest"), Stratosphere Corporation ("Stratosphere") and Wilsons The Leather Experts Inc. ("Wilsons"). Mr. Berman is Chairman of the Board and Chief Executive Officer of Rainforest Cafe, Inc. ("Rainforest"). Mr. Berman has been Chairman of the Board of Stratosphere since July 1996. From July 1994 through October 1996, Mr. Berman was Stratosphere's Chief Executive Officer. Stratosphere filed for reorganization under Chapter 11 of the Bankruptcy Code on January 27, 1997.

     THOMAS J. BROSIG, age 47, has been President and a director of the Company since September 1996. Mr. Brosig was Executive Vice President of the Company from August 1994 through September 1996 and President of the Company from May 1993 through August 1994. Mr. Brosig also served as the Company's Chief Operating Officer from October 1991 to May 1993 and as the Company's Chief Financial Officer from October 1991 to January 1992. Mr. Brosig is a director of G-III and Wilsons.

     STANLEY M. TAUBE, age 60, has been a director and Executive Vice President of the Company since October 1991. Mr. Taube is also a director of IGCA, Kids Quest and Stratosphere.

     MORRIS GOLDFARB, age 46, has been a director since December 1992. Mr. Goldfarb is a director and the president and chief executive officer of G-III. Mr. Goldfarb has served as either the president or vice president of G-III and its predecessors since their formation in 1974. Mr. Goldfarb is a director of Wilsons.

     RONALD J. KRAMER, age 38, has been a director of the Company since March 1995. Mr. Kramer is the Chairman of the Board and Chief Executive Officer of Ladenburg, Thalmann Group Inc., an investment banking firm where he has been employed for over five years. Mr. Kramer is also a director of Griffon Corporation and New Valley Corporation. Ladenburg has periodically provided investment banking services to the Company.

     DAVID L. ROGERS, age 54, has been a director of the Company since October 1991. Mr. Rogers has been President of Wilsons since March 1992. From November 1988 through March 1992, Mr. Rogers was executive vice president and chief operating officer of Wilsons. Mr. Rogers is a director of Wilsons and Rainforest.

     NEIL I. SELL, age 55, has been a director of the Company since October 1991. Mr. Sell is also a director of Rykoff-Sexton, Inc. and Stratosphere. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, which has rendered legal services to the Company.

     JOEL N. WALLER, age 57, has been a director of the Company since October 1991. Mr. Waller has been Chairman and Chief Executive Officer of Wilsons since March 1992. Mr. Waller was President of Wilsons from 1983 through March 1992. Mr. Waller is also a director of Damark International, Inc. and Rainforest.

PROXIES AND VOTING

     The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the eight nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder

(including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years (or such shorter applicable period) awarded to or earned by the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and a certain former executive officer of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          ------------
                                                                ANNUAL COMPENSATION        SECURITIES
                                                                --------------------       UNDERLYING        ALL OTHER
                                                    FISCAL      SALARY        BONUS         OPTIONS         COMPENSATION
           NAME AND PRINCIPAL POSITION               YEAR         ($)          ($)            (#)               ($)
           ---------------------------              ------      ------        -----        ----------       ------------
Lyle Berman.......................................   1996       609,615           --       1,000,000               --
Chairman of the Board and                            1995       500,000      320,000              --               --
Chief Executive Officer                              1994       192,308      568,752(2)           --               --
Thomas J. Brosig..................................   1996       248,654           --         300,000            1,768(6)
President(1)                                         1995       150,000       96,000              --              404(6)
                                                     1994       302,885       90,000         150,000               --
Stanley M. Taube..................................   1996       125,042           --          60,000               --
Executive Vice President                             1995       250,000      160,000              --               --
                                                     1994        26,154      493,752(2)           --               --
Timothy J. Cope(3)................................   1996       175,577       16,033              --            1,683(6)
Executive Vice President, Chief                      1995       144,616       72,000          45,000              346(6)
Financial Officer & Secretary
Joseph Galvin(4)..................................   1996       170,500       18,633              --               --
Executive Vice President and
Chief Administrative Officer
Patrick R. Cruzen(5)..............................   1996       193,251           --         100,000(5)       451,796(7)
                                                     1995       350,000      224,000              --              945(6)
                                                     1994       164,423      100,000         300,000               --

-------------------------
(1) Mr. Brosig was President of the Company from May 1993 through August 1994, when he was appointed Executive Vice President. In September, 1996, Mr. Brosig was appointed President of the Company.

(2) Prior to July 31, 1994, Messrs. Berman and Taube received benefits and in lieu of salary were compensated under the Company's Incentive Plan. Under the Incentive Plan, which commenced October 17, 1991 and expired on July 31, 1994, Messrs. Berman, Taube and a former officer shared equally in 5% of the Company's pre-tax profits. During the fiscal year ended January 1, 1995, Messrs. Berman and Taube each earned $418,752 under the Incentive Plan, and received discretionary bonuses of $150,000 and $75,000 respectively.

(3) Mr. Cope was appointed Chief Financial Officer in January 1994, Secretary in May 1995 and Executive Vice President in February 1997. From August 1993 through January 1994, Mr. Cope was Vice President of Finance.

(4) Mr. Galvin was appointed Chief Administrative Officer in November 1996. From March 1992 to November 1996, Mr. Galvin served the Company as Vice President of Security.

(5) Mr. Cruzen was appointed President in August 1994 and resigned in September 1996. From June 1994 through August 1994, Mr. Cruzen was the Company's Executive Vice President. Pursuant to the terms of the Employment Separation Agreement (the "Separation Agreement"), dated September 9, 1996, by and between Mr. Cruzen and the Company, the stock option covering 100,000 shares granted to Mr. Cruzen in 1996 was canceled.

(6) The compensation reported represents the amount of Company contributions to the Company's 401(k) plan.

(7) $1,796 of such amount represents Company contributions to the Company's 401(k) plan and $450,000 represents severance payable pursuant to the Separation Agreement. Approximately $32,900 of severance was paid in 1996, and the remaining $417,100 will be paid during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes information with respect to options granted to the executive officers named in the Summary Compensation Table during the last fiscal year.

                                                      INDIVIDUAL GRANTS
                               ----------------------------------------------------------------    POTENTIAL REALIZABLE VALUE OF
                                                    PERCENTAGE OF                                     ASSUMED ANNUAL RATES OF
                                   NUMBER OF        TOTAL OPTIONS                                   STOCK PRICE APPRECIATION FOR
                                  SECURITIES         GRANTED TO      EXERCISE OF                           OPTION TERM(2)
                               UNDERLYING OPTION    EMPLOYEES IN      BASE PRICE     EXPIRATION    ------------------------------
            NAME                  GRANTED(#)         FISCAL YEAR     ($/SHARE)(3)       DATE           5%($)           10%($)
            ----               -----------------    -------------    ------------    ----------        -----           ------
Lyle Berman..................      1,000,000            68.25            32.00         5/6/06         20,124,628       50,999,759
Thomas J. Brosig.............        300,000            20.48           17.625         9/9/06          3,325,280        8,426,913
Stanley M. Taube.............         60,000             4.10           32.125         4/8/06          1,219,194        3,071,939
Timothy J. Cope..............             --               --               --             --                 --               --
Joseph Galvin................             --               --               --             --                 --               --
Patrick R. Cruzen............        100,000             6.83            32.00         5/6/06          2,012,463        5,099,976

-------------------------
(1) All options were granted at a price equal to the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in five equal 20% annual increments beginning on the first anniversary of the date of grant.

(2) Amounts shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) On February 27, 1997, each of these stock option grants, other than the grant to Mr. Cruzen, were repriced at $11.00 per share, the fair market value of the Company's Common Stock on such date. Pursuant to the Separation Agreement entered into by and between Mr. Cruzen and the Company, the option granted to Mr. Cruzen reported above was canceled.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table summarizes information with respect to options held by the executive officers named in the Summary Compensation Table and the value of the options held by such persons as of the end of the last fiscal year.

                                                                                        VALUE OF UNEXERCISED
                               SHARES                   NUMBERS OF UNEXERCISED          IN-THE-MONEY OPTIONS
                              ACQUIRED      VALUE        OPTIONS AT FY-END(#)                FY-END($)
                                 ON        REALIZED   ---------------------------   ----------------------------
                             EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   --------   -----------   -------------   -----------   -------------
Lyle Berman................        --           --           --       1,000,000            --             --
Thomas J. Brosig...........        --           --       60,000         390,000       354,996        532,494
Stanley M. Taube...........        --           --           --          60,000            --             --
Timothy J. Cope............    12,000      310,999       15,000          48,000        67,749        199,998
Joseph Galvin..............        --           --       22,500          30,600       122,050        127,975
Patrick R. Cruzen..........        --           --      165,000              --       951,237             --

DIRECTOR COMPENSATION

     The Company pays each director who is not otherwise employed by the Company an annual fee of $15,000. The Company also pays each director not otherwise employed by the Company $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting of the Board of Directors attended. In addition, the 1995 Director Stock Option Plan (the "1995 Director Plan") provides that each non-employee director in office at the time of the Plan's adoption, and each subsequent non-employee director at the time of his or her initial election to the Board will receive a one-time grant of options to purchase up to 30,000 shares of Common Stock at an option exercise price equal to the fair market value of such shares on the respective grant date. These options will have a ten year term and will generally become exercisable in five equal annual installments commencing on the first anniversary of the grant date. Pursuant to the 1995 Director Plan, each of Messrs. Goldfarb, Rogers, Sell and Waller received a one-time grant of options to purchase 30,000 shares of Common Stock at an exercise price of $10.42. Mr. Kramer received an option to purchase 30,000 shares of Common Stock at an exercise price of $32.00. On February 27, 1997, Mr. Kramer's options were repriced at $11.00 per share, the fair market value of the Company's Common Stock on such date. These options have ten year terms and generally become exercisable in five equal annual installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996 the Company's Compensation and Stock Option Committee was comprised of Messrs. David L. Rogers and Joel N. Waller. Messrs. Rogers and Waller are directors and executive officers of Wilsons. Lyle Berman and Thomas
J. Brosig, directors and executive officers of the Company, and Morris Goldfarb, a director of the Company, are directors of Wilsons. During fiscal 1996, Messrs. Brosig and Goldfarb served on the Compensation Committee of the Board of Directors of Wilsons.

     The Company beneficially owns approximately 42% of the outstanding common stock of Stratosphere Corporation, a Delaware corporation ("Stratosphere"). Stratosphere filed for reorganization under Chapter 11 of the Bankruptcy Code on January 27, 1997. Lyle Berman, Stanley M. Taube and Neil I. Sell, directors, executive officers or principal shareholders of the Company, are directors of Stratosphere. Mr. Berman is also Stratosphere's Chairman of the Board, and served as Stratosphere's Chief Executive Officer from July 1994 to October 1996.

     On January 6, 1997, Stratosphere, the Company, and an Ad Hoc Committee representing the holders of more than 57% of Stratosphere's First Mortgage Notes reached an agreement-in-principle for the restructuring of Stratosphere's First Mortgage Notes and the equity capitalization of Stratosphere. The agreement-in-principle requires that the restructuring be implemented pursuant to a Chapter 11 filing by Stratosphere.

     The Company made total capital contributions to Stratosphere of approximately $107.6 million and has outstanding advances pursuant to a completion guarantee given by the Company in connection with the public offering of Stratosphere's First Mortgage Notes in March 1995 of $50.0 million. The Company has written off or reserved for these investments and other related costs in the project as of December 29, 1996 in the amount of $161.8 million.

     In addition, in connection with the closing of Stratosphere's First Mortgage Notes in 1995, the Company delivered a Standby Equity Commitment pursuant to which the Company may, under the terms and conditions described in the Standby Equity Commitment, be obligated to purchase up to $20 million of additional equity in Stratosphere during each of the first three years (up to $60 million total) Stratosphere is operating to the extent Stratosphere's consolidated cash flow does not reach $50 million in each of such years. As a result of Stratosphere's Chapter 11 filing and the application of the federal bankruptcy laws, the continued enforceability of the Standby Equity Commitment is in question. In all events, if Stratosphere's restructuring plan is approved and implemented, the Standby Equity Commitment will be canceled.

     The restructuring plan contemplates a Rights Offering by Stratosphere to all existing holders of Stratosphere common stock, including the Company which would generate net proceeds of approximately $75 million. The proceeds of the Rights Offering would be used to finance completion of Phase II of the Stratosphere resort complex. Existing Stratosphere shares, including the shares beneficially owned by the Company, would be canceled and Stratosphere shareholders would receive a transferable right to purchase one share of common stock in reorganized Stratosphere at $1.31 per share. Each purchaser of a share pursuant to the Rights Offering other than those subscribed by the Company, as the Company's pro-rata share, also would receive a three-year warrant to purchase one-half of a share of common stock at $3.00 per full share. As part of the restructuring plan, the Company would purchase its pro-rata share of the Rights Offering (approximately 42 percent) for approximately $31.9 million. Additionally, the Company would provide a standby commitment to purchase any unsubscribed portion of the Rights Offering not exercised by other Stratosphere shareholders. The Company would also provide a new Completion Guarantee for Phase II of the Stratosphere project, which includes a new hotel tower consisting of approximately 1,000 room bays, a pool and recreation area, landscaping and other improvements to the Stratosphere complex. The new completion guarantee would cover up to $25 million in cost overruns on completion of Phase II. Any amounts paid by the Company pursuant to the Completion Guarantee would constitute subordinated debt of Stratosphere with interest payable at 11 1/4%. Under the agreement, the Company would convert $50 million due from Stratosphere into 40% (approximately 38.6 million shares) of the common stock of Stratosphere Corporation outstanding upon the completion of the reorganization. The Company previously loaned this amount to Stratosphere pursuant to its completion guarantee on the construction of the Stratosphere casino, hotel and tower.

     The proposed restructuring is subject to a number of conditions, including plan confirmation by the Federal Bankruptcy Court in Nevada, receipt of all necessary regulatory approvals, including those required by Nevada gaming authorities, completion of definitive plan related documents, and other customary closing conditions. In addition, the Company's obligations under the agreement are conditioned upon resolution or discharge of certain pending securities litigation in a manner satisfactory to the Company, receipt by the Company of an investment banking fairness opinion, the agreement by the Company and Stratosphere on the terms of a two year Management Agreement wherein the Company agrees to manage construction of Phase II and the day to day operations of Stratosphere for $500,000 per year inclusive of all costs and expenses, and Stratosphere's operating cash flows for the months between October 1, 1996 and June 30, 1997, averaging not less than $2,267,000 per month. The Company is continuing to monitor these matters.

     Effective July 1, 1994, Stratosphere and the Company entered into the Management and Development Agreement, which provides that the Company would, among other things, supervise the design, development, construction and opening of the Stratosphere Tower, Casino and Hotel (the "Stratosphere Project"). Pursuant to the Management and Development Agreement, prior to the opening of the Stratosphere Project, the Company provided the necessary personnel to oversee and manage the development of the entire Stratosphere project. Stratosphere agreed to reimburse the Company for the "cost" of providing such services, which for purposes of the Management and Development Agreement, was defined as two times the hourly rate of the Company's personnel (calculated on an hourly basis) who are not directors of Stratosphere and for any out-of-pocket expenses at cost. No reimbursement was to be made for directors of Stratosphere who are also employees of the Company. The Management and Development Agreement automatically terminated upon the opening of the Stratosphere Project. During the fiscal year ended December 29, 1996, Stratosphere paid the Company approximately $2,318,873 pursuant to the Management and Development Agreement. In connection with the construction of the Stratosphere Project and Stratosphere's normal operations, approximately $3,296,924 of fixed assets were purchased by Stratosphere from Grand Media & Electronics, a wholly owned subsidiary of Grand Casinos, Inc. during the year ended December 29, 1996.

     Stratosphere is actively involved in the gaming industry. The potential for conflicts of interest exists between the Company and Stratosphere for future business opportunities. While the Company intends to pursue other business opportunities, there is no agreement regarding conflicts of interest, and such additional business opportunities available to Stratosphere may not be presented to the Company.

     On March 28, 1997, the Company executed and delivered a limited guaranty (the "Limited Guaranty") in favor of First Security Trust Company of Nevada, as trustee (the "Trustee"), B.A. Leasing & Capital Corporation, as agent (the "Agent"), and certain lenders (as specified therein) (the "Stratosphere Lenders"), guaranteeing certain equipment lease obligations (the "Stratosphere Lease Indebtedness") owing by Stratosphere Corporation and Stratosphere Gaming Corp. (the "Stratosphere Entities") to the Trustee, Agent and Stratosphere Lenders (the "Stratosphere Equipment Lease Transaction"), subject to a maximum guaranty amount of $8,684,362. Such Limited Guaranty was executed in consideration for the Company obtaining certain concessions with respect to the Company's separate equipment lease transaction with substantially the same lenders as the Stratosphere Lenders and in consideration of the receipt of an option agreement from the Trustee (and authorized by the Stratosphere Lenders) dated March 28, 1997, granting the Company the option (exercisable in its discretion) to at any time: (i) perform on behalf of the Stratosphere Entities any obligations of the Stratosphere Entities with respect to the Stratosphere Lease Indebtedness and the related lease documents, and (ii) purchase all of the Trustee's right, title and interest in and to the equipment, the

Stratosphere Lease Indebtedness and the related lease documents pertaining to the Stratosphere Equipment Lease Transaction.

     Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership ("Maslon"), which rendered legal services to the Company during the last fiscal year. The Company paid Maslon $578,628 for legal services during the last fiscal year and Stratosphere paid Maslon $284,060 for legal services during the last fiscal year.

EMPLOYMENT AGREEMENTS AND EMPLOYMENT SEPARATION AGREEMENTS

     The Company entered into an employment agreement with Mr. Stanley M. Taube, an executive vice president of the Company, effective January 1, 1996. The employment agreement has a two year term, provides for a minimum annual base salary of $125,000 and also provides Mr. Taube with an opportunity to participate in any incentive compensation programs that may be established by the Company on the same terms and conditions as are applicable to other executive vice presidents of the Company. Under the agreement, Mr. Taube is obligated to be available to provide the Company with not less than eighty (80) hours of service per month and is prohibited from providing any services to any other person or entity engaged in or contemplating engaging in the casino gaming business. In the event Mr. Taube's employment with the Company is involuntarily terminated without "cause," he will be entitled to receive his base salary and other benefits to which he would otherwise have been entitled, through December 31, 1997. In general, "cause" is defined in the agreement to mean (i) commission of a felony (ii) theft or embezzlement of property of the Company, and (iii) the failure to perform material duties and responsibilities for any reason other than disability, which failure is not cured within 30 days, or if such cure is commenced within such 30 day period and is thereafter diligently pursued, such longer period not to exceed 90 days as is reasonably required to cure such default.

     The Company entered into a Employment Separation Agreement with Patrick R. Cruzen, the former President of the Company effective September 9, 1995 (the "Employment Separation Agreement"). Pursuant to the Separation Agreement, the Company paid Mr. Cruzen approximately $32,900 of severance during the fiscal year ended December 29, 1996, and $417,100 will be paid during fiscal 1997. The Separation Agreement also contains limited mutual releases from liability and provides for accelerated vesting of stock options to purchase 30,000 shares of common stock, extension of the period for exercising certain stock options and the cancellation of stock options for 100,000 shares granted to Mr. Cruzen in 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally have been made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries for the year ended December 29, 1996 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

     - Base salary compensation

     - Annual incentive compensation

     - Stock options

Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions. Awards of stock grants under the 1991 Stock Option and Compensation Plan (the "Management Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives. The Management Plan also permits the Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. During 1996, the Compensation Committee granted options to acquire 1,000,000, 60,000 and 300,000 shares of Common Stock, respectively, to Messrs. Berman, Taube and Brosig.

     The Compensation Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

     Prior to July 1994, Mr. Berman's annual compensation was fixed at 1.67% of the Company's annual pre-tax earnings. Subsequent to that date, the Committee established Mr. Berman's annual base salary at $500,000. Mr. Berman was paid a $320,000 bonus for fiscal year ended December 31, 1995. Earnings from operations increased from approximately $52 million in 1994 to $116 million during 1995, and decreased to $97 million for the year ended December 29, 1996. In April 1996, Mr. Berman's annual compensation was increased to $650,000, and Mr. Berman did not receive a bonus during fiscal 1996. In May 1996, Mr. Berman received a stock option grant covering 1,000,000 shares, exercisable at $32.00 per share, the fair market value of the Company's Common Stock on such date. On February 27, 1997, this stock option was repriced at $11.00 per share, the fair market value of the Company's Common Stock on such date.

     The Company is reviewing the impact of the limitation on deductibility of certain amounts in excess of $1 million per year paid or accrued as compensation for certain executive officers. To date, no executive officer of the Company has received compensation that exceeds $1 million per year.

DAVID L. ROGERS
JOEL N. WALLER

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the period from December 27, 1991 to December 29, 1996, to the S&P 500 Stock Index and to a "peer group" index created by the Company over the same period. The "peer group" index consists of the common stock of: Circus Circus Enterprises Inc., Elsinore Corporation, MGM Grand, Inc., Player's International, Inc., Harrahs Entertainment Inc., Mirage Resorts, Incorporated, President Casinos, Inc., Casino Magic Corp. and Casino America, Inc. These corporations are involved in various aspects of the gaming industry. The common stock of Bally's Entertainment Corp. was included in the Company's peer group index through December 1995. During 1996, Bally's Entertainment Corp. was sold. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on December 27, 1991, and that any dividends paid were reinvested in the same security.

                                            GRAND
         Measurement Period                CASINOS,            PEER
        (Fiscal Year Covered)                INC.             GROUP           S & P 500
12/91                                               100               100               100
12/92                                               220               175               108
12/93                                               315               326               118
12/94                                               185               220               120
12/95                                               465               256               165
12/96                                               270               284               203

                              CERTAIN TRANSACTIONS

STRATOSPHERE CORPORATION

     The Company beneficially owns approximately 42% of the outstanding common stock of Stratosphere Corporation, a Delaware corporation ("Stratosphere"). Stratosphere filed for reorganization under Chapter 11 of the Bankruptcy Code on January 27, 1997. Lyle Berman, Stanley M. Taube and Neil I. Sell, directors, executive officers or principal shareholders of the Company, are directors of Stratosphere. Mr. Berman is also Stratosphere's Chief Executive Officer.

     On January 6, 1997, Stratosphere, the Company, and an Ad Hoc Committee representing the holders of more than 57% of Stratosphere's First Mortgage Notes reached an agreement-in-principle for the restructuring of Stratosphere's First Mortgage Notes and the equity capitalization of Stratosphere. The agreement-in-principle required that the restructuring be implemented pursuant to a Chapter 11 filing by Stratosphere.

     The Company made total capital contributions to Stratosphere of approximately $107.6 million and has outstanding advances pursuant to a completion guarantee given by the Company in connection with the public offering of Stratosphere's First Mortgage Notes in March 1995 of $50.0 million. The Company has written off or reserved for these investments and other related costs in the project as of December 29, 1996 in the amount of $161.8 million.

     In addition, in connection with the closing of Stratosphere's First Mortgage Notes in 1995, the Company delivered a Standby Equity Commitment pursuant to which the Company may, under the terms and conditions described in the Standby Equity Commitment, be obligated to purchase up to $20 million of additional equity in Stratosphere during each of the first three years (up to $60 million total) Stratosphere is operating to the extent Stratosphere's consolidated cash flow does not reach $50 million in each of such years. As a result of Stratosphere's Chapter 11 filing and the application of the federal bankruptcy laws, the continued enforceability of the Standby Equity Commitment is in question. In all events, if Stratosphere's restructuring plan is approved and implemented, the Standby Equity Commitment would be canceled.

     The restructuring plan contemplates a Rights Offering by Stratosphere to all existing holders of Stratosphere common stock, including the Company which would generate net proceeds of approximately $75 million. The proceeds of the Rights Offering would be used to finance completion of Phase II of the Stratosphere resort complex. Existing Stratosphere shares, including the shares beneficially owned by the Company, would be canceled and Stratosphere shareholders would receive a transferable right to purchase one share of common stock in reorganized Stratosphere at $1.31 per share. Each purchaser of a share pursuant to the Rights Offering other than those subscribed by the Company, as the Company's pro-rata share, would also receive a three-year warrant to purchase one-half of a share of common stock at $3.00 per full share. As part of the restructuring plan, the Company would purchase its pro-rata share of the Rights Offering (approximately 42 percent) for approximately $31.9 million. Additionally, the Company would provide a standby commitment to purchase any unsubscribed portion of the Rights Offering not exercised by other Stratosphere shareholders. The Company would also provide a new Completion Guarantee for Phase II of the Stratosphere project, which includes a new hotel tower consisting of approximately 1,000 room bays, a pool and recreation area, landscaping and other improvements to the Stratosphere complex. The new completion guarantee would cover up to $25 million in cost overruns on completion of Phase II. Any amounts paid by the Company pursuant to the Completion Guarantee would constitute subordinated debt of Stratosphere with interest payable at 11 1/4%. Under the agreement, the Company would convert $50 million due from Stratosphere into 40% (approximately 38.6 million shares) of the common stock of Stratosphere Corporation outstanding upon completion of the reorganization. The Company previously loaned this amount to Stratosphere pursuant to its completion guarantee on the construction of the Stratosphere casino, hotel and tower.

     The proposed restructuring is subject to a number of conditions, including plan confirmation by the Federal Bankruptcy Court in Nevada, receipt of all necessary regulatory approvals, including those required by Nevada gaming authorities, completion of definitive plan related documents, and other customary closing conditions. In addition, the Company's obligations under the agreement are conditioned upon resolution or discharge of certain pending securities litigation in a manner satisfactory to the Company, receipt by the

Company of an investment banking fairness opinion, the agreement by the Company and Stratosphere on the terms of a two year Management Agreement wherein the Company agrees to manage construction of Phase II and the day to day operations of Stratosphere for $500,000 per year inclusive of all costs and expenses, and Stratosphere's operating cash flows for the months between October 1, 1996 and June 30, 1997, averaging not less than $2,267,000 per month. The Company is continuing to monitor those matters.

     Effective July 1, 1994, Stratosphere and the Company entered into the Management and Development Agreement, which provides that the Company would, among other things, supervise the design, development, construction and opening of the Stratosphere Tower, Casino and Hotel (the "Stratosphere Project"). Pursuant to the Management and Development Agreement, prior to the opening of the Stratosphere Project, the Company provided the necessary personnel to oversee and manage the development of the entire Stratosphere project. Stratosphere agreed to reimburse the Company for the "cost" of providing such services, which for purposes of the Management and Development Agreement, was defined as two times the hourly rate of the Company's personnel (calculated on an hourly basis) who are not directors of Stratosphere and for any out-of-pocket expenses at cost. No reimbursement was to be made for directors of Stratosphere who are also employees of the Company. The Management and Development Agreement automatically terminated upon the opening of the Stratosphere Project. During the fiscal year ended December 29, 1996, Stratosphere paid the Company approximately $2,318,873 pursuant to the Management and Development Agreement. In connection with the construction of the Stratosphere Project and Stratosphere's normal operations, approximately $3,296,924 of fixed assets were purchased by Stratosphere from Grand Media & Electronics, a wholly owned subsidiary of Grand Casinos, Inc. during the year ended December 29, 1996.

     Stratosphere is actively involved in the gaming industry. The potential for conflicts of interest exists among the Company and Stratosphere for future business opportunities. While the Company intends to pursue other business opportunities, there is no agreement regarding conflicts of interest, and such additional business opportunities available to Stratosphere may not be presented to the Company.

     On March 28, 1997, the Company executed and delivered a limited guaranty (the "Limited Guaranty") in favor of First Security Trust Company of Nevada, as trustee (the "Trustee"), B.A. Leasing & Capital Corporation, as agent (the "Agent"), and certain lenders (as specified therein) (the "Stratosphere Lenders"), guaranteeing certain equipment lease obligations (the "Stratosphere Lease Indebtedness") owing by Stratosphere Corporation and Stratosphere Gaming Corp. (the "Stratosphere Entities") to the Trustee, Agent and Stratosphere Lenders (the "Stratosphere Equipment Lease Transaction"), subject to a maximum guaranty amount of $8,684,362. Such Limited Guaranty was executed in consideration for the Company obtaining certain concessions with respect to the Company's separate equipment lease transaction with substantially the same lenders as the Stratosphere Lenders and in consideration of the receipt of an option agreement from the Trustee (and authorized by the Stratosphere Lenders) dated March 28, 1997, granting the Company the option (exercisable in its discretion) to at any time: (i) perform on behalf of the Stratosphere Entities any obligations of the Stratosphere Entities with respect to the Stratosphere Lease Indebtedness and the related lease documents, and (ii) purchase all of the Trustee's right, title and interest in and to the equipment, the Stratosphere Lease Indebtedness and the related lease documents pertaining to the Stratosphere Equipment Lease Transaction.

NEW HORIZON KIDS QUEST, INC.

     New Horizon Kids Quest, Inc. ("New Horizon") owns and operates Kids Quest(SM) child care entertainment centers in casinos owned or managed by the Company. The Company beneficially owns approximately 28% of New Horizon's common stock. Lyle Berman, a director, executive officer and principal shareholder of the Company, and Stanley M. Taube, a director and executive officer of the Company, are directors of New Horizon. Since 1992, the Company has entered into three separate agreements with New Horizon pursuant to which New Horizon Kids Quest activity centers have been developed and are being operated at various casinos owned by the Company. Although the precise terms of each of the agreements with New Horizon vary by location, each provides for a profit sharing arrangement in which New Horizon manages and operates a Kids Quest center and pays a percentage of the center's pre-tax gross operating profits to the Company. Under these agreements, New Horizon paid the Company $187,489 in 1996. The agreements also typically provide for a minimum guaranteed management fee to be paid to New Horizon by the Company, which also varies by location, as well as a child care rate subsidy from the Company against New Horizon operating losses at the Company's locations. Under the subsidy provisions, the Company paid $638,720 in 1996 to New Horizon. Under the guaranty provisions, the Company paid nothing in 1996.

OTHER MATTERS

     Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership ("Maslon"), which rendered legal services to the Company during the last fiscal year. The Company paid Maslon $578,682 for legal services during the last fiscal year and Stratosphere paid Maslon $284,060 for legal services during the last fiscal year.

                           PROPOSALS OF SHAREHOLDERS

     All proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before December 3, 1997.

                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held ten meetings during the fiscal year ended December 29, 1996. The Company has an audit committee and a compensation and stock option committee, but does not have a nominating committee of the Board of Directors.

     The Company's audit committee, which consisted of Messrs. David L. Rogers, Neil I. Sell and Joel N. Waller, held two meetings during the fiscal year ended December 29, 1996. The audit committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Compensation Committee, which consisted of Messrs. David L. Rogers and Joel N. Waller, held three meetings during the fiscal year ended December 29, 1996. The Compensation Committee reviews the Company's remuneration policies and practices, makes recommendations to the Board in connection with all compensation matters affecting the Company and administers the Management Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 29, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as independent public accountants for the Company since May, 1995. A representative of Arthur Andersen LLP is expected to attend this year's Annual Meeting of Shareholders and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

     On May 8, 1995, the Company, with the approval of its Board of Directors and audit committee, engaged Arthur Andersen LLP as its independent public accountants. Prior to the engagement of Arthur Andersen LLP, KPMG Peat Marwick LLP had served as the Company's principal independent certified public accountants. The reports on the Company's Consolidated Financial Statements prepared by KPMG Peat Marwick LLP for the years ended January 1, 1995, January 2, 1994 and January 3, 1993 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty of audit scope or accounting principles. In connection with the audits for the years ended January 1, 1995, January 2, 1994, and January 3, 1993, and through May 8, 1995, there have been no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused KPMG Peat Marwick LLP to make reference to the subject matter of the disagreements in its reports. During the years ended January 1, 1995, January 2, 1994, and January 3, 1993, and through May 8, 1995, the Company did not consult with Arthur Andersen LLP on items which (1) were or should have been subject to Statement of Auditing Standards 50 or (2) concerned the subject matter of a disagreement or reportable event with the former independent public accountants. No representative of KPMG Peat Marwick LLP is expected to attend this year's Annual Meeting of Shareholders.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter. The Company will also use the services of Shareholder Communications to aid in the solicitation of proxies at an anticipated fee of $4,500 plus reasonable expenses.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          GRAND CASINOS, INC.

                                          Timothy J. Cope
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            GRAND CASINO, INC. PROXY

                FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 9, 1997

     The undersigned, a shareholder of Grand Casinos, Inc., hereby appoints Lyle Berman, Thomas J. Brosig and Timothy J. Cope, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Grand Casinos, Inc. to be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota on May 9, 1997, at 3:00 p.m., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

              1.   ELECTION OF DIRECTORS
                   [ ]  FOR all nominees (except as marked to     [ ]  WITHHOLD AUTHORITY to vote for
                        the contrary below)                            all nominees listed below
                               LYLE BERMAN, THOMAS J. BROSIG, MORRIS GOLDFARB, RONALD KRAMER,
                              DAVID L. ROGERS, NEIL I. SELL, STANLEY M. TAUBE, JOEL N. WALLER
                   (INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S
                   NAME IN THE SPACE PROVIDED BELOW.)
              ---
              2.   Upon such other business as may properly come before the meeting or any adjournments thereof.

        (Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           (continued from other side)
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Annual Meeting of Shareholders.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposal set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.

                                            Date:  , 1997

                                            ------------------------------

                                            ------------------------------

(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor,
                                            administrator, trustee,
                                            guardian, etc., please give
                                            full title as such. Both joint
                                            tenants must sign.)